Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing, along with all other such undersigned, on behalf of the Reporting Persons (as defined in the joint filing), of a statement on Schedule 13-G (including amendments thereto) with respect to the Common Stock the Issuer (as defined in the joint filing), and that this agreement be included as an Exhibit 1 to such joint filing. This agreement may be executed in any number counterparts, all of which taken together shall constitute one and the same instrument. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

IN WITNESS WHEREOF, each of the undersigned hereby executes this agreement as of this 8th day of January, 2018.

CLINE TRUST COMPANY LLC

By:	/s/ Donald R. Holcomb
Donald R. Holcomb, Manager

DONALD R. HOLCOMB

By:	/s/ Donald R. Holcomb
Donald R. Holcomb

TIMOTHY ELLIOTT

By:	/s/ Timothy Elliott
Timothy Elliott

LESSLIE RAY

By:	/s/ Lesslie Ray
Lesslie Ray